Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 22, 2012 relating to the financial statements of Project Argyle, a business owned by BP p.l.c. and affiliates, in the Registration Statement on Form S-3 dated September 27, 2012 of Plains All American Pipeline, L.P., which report is included in the Current Report on Form 8-K/A of Plains All American Pipeline, L.P. filed on May 29, 2012 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Calgary, Canada

September 27, 2012